EXHIBIT 99.1

RESTATED ITEM 1. BUSINESS OF KROLL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003

GENERAL

     Kroll Inc., together with its subsidiaries (collectively, “Kroll”), is a leading global provider of complementary risk consulting services. Kroll assists businesses, governments and individuals throughout the world in preventing, mitigating and responding to risk through an integrated suite of services. Effective January 1, 2004, Kroll integrated its Security Services business group into its Consulting Services business group, resulting in the following four business groups: Corporate Advisory and Restructuring Services, Consulting Services, Technology Services and Background Screening Services.

     Kroll’s four business groups enable Kroll to provide its clients with comprehensive, single source, risk consulting services as follows:

•	Corporate Advisory and Restructuring Services. Kroll acts both in an advisory capacity to, and as interim management of, financially troubled companies throughout North America and Europe, and advises all the various stakeholders involved in the reorganization process. In this context, Kroll provides corporate restructuring, operational turnaround, strategic advisory services, financial crisis management and corporate finance services.

•	Consulting Services. Kroll provides independent consulting services free from the audit conflicts incurred by major accounting firms. These consulting services include business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, intellectual property and infringement investigations, security architecture and design, corporate security consulting, emergency management and environmental services and protective services, operations and training.

•	Technology Services. Kroll provides electronic discovery, data recovery and computer forensics services, along with related software solutions.

•	Background Screening Services. Kroll provides employee and vendor background investigations, credit screening and substance abuse testing.

     Kroll maintains an Internet address at www.krollworldwide.com. Kroll makes available free of charge on its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to these reports that are filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the Securities and Exchange Commission.

RECENT DEVELOPMENTS

     On January 2, 2004, Kroll issued $175.0 million aggregate principal amount of Convertible Subordinated Notes due January 2014. The notes bear interest at a rate of 1.75% per annum. Kroll will pay interest on the notes on January 15 and July 15 of each year, beginning on July 15, 2004. The interest rate is subject to upward adjustment during certain periods and under certain circumstances.

     The notes may be converted into shares of Kroll common stock initially at a conversion rate of 28.5205 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $35.06 per share (subject to adjustment in certain events), under the following circumstances: (1) during specified periods, if the closing sale price of Kroll’s common stock reaches, or the trading price of the notes falls below, specified levels, (2) Kroll calls the notes for redemption, (3) during any period in which the credit ratings assigned to the notes by Moody’s and S&P are below specified levels or are suspended or withdrawn by both rating agencies, or (4) specified corporate transactions occur.

     The notes are subordinated, unsecured obligations and rank equal in right of payment with all of Kroll’s other unsecured and subordinated indebtedness. The notes are subordinated in right of payment to all of Kroll’s existing and future senior indebtedness. The notes are not guaranteed by any of Kroll’s subsidiaries and, accordingly, the notes are structurally subordinated to any existing and future indebtedness and other liabilities of Kroll’s subsidiaries. The indenture governing the notes does not limit Kroll’s right or the right of Kroll’s subsidiaries to incur indebtedness in the future.

     The notes will mature on January 15, 2014. On or after January 15, 2009, Kroll may redeem all or a portion of these convertible notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of redemption. On January 15, 2009 and 2011, or upon a change in control (as defined in the indenture governing the notes), the note holders may require Kroll to repurchase all or a portion of the notes at 100% of the principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase. Kroll will pay cash for any notes so repurchased on January 15, 2009 but, at Kroll’s option, may pay cash, shares of Kroll common stock (valued at 95% of its market price) or a combination of cash and shares of Kroll common stock for repurchases made on January 15, 2011 or upon a change of control.

     Kroll has filed a shelf registration statement covering resales of the notes and the shares of common stock into which the notes are convertible. If the registration statement is not declared effective by June 29, 2004, liquidated damages will accrue as additional interest on the notes until the registration statement is declared effective. The liquidated damages will accrue at rates of 0.25% of the principal amount per annum up to and including the 90th day after the failure to have the registration statement declared effective and 0.5% of the principal amount per annum from and after the 91st day after the failure to have the registration statement declared effective. Liquidated damages on the notes may also accrue if the registration statement ceases to be effective or Kroll prevents or restricts sales under an effective registration statement for certain periods of time.

     During 2004, Kroll repurchased 2,527,477 shares of its common stock. Of this amount, approximately 2.0 million shares were repurchased on January 2, 2004, concurrently with the completion of the offering of the 1.75% Convertible Subordinated Notes. As of February 9, 2004, Kroll had repurchased an aggregate of approximately 2.78 million shares of its common stock for an aggregate purchase price of approximately $70.8 million pursuant to its repurchase plan (see Note 18).

     On February 5, 2004, Kroll acquired AIR Credit, a mortgage credit reporting company, for a purchase price of $1.3 million in cash. In addition, Kroll issued a note for $0.9 million, which accrues interest at 6% per year and is payable over three years. The results of operations of AIR Credit will be included within the Background Screening Services Group subsequent to the date of acquisition.

     On March 2, 2004, Kroll acquired The Credit Network Trust, a mortgage credit reporting company, for a purchase price of $19.0 million in cash. In addition, $1.5 million is to be paid in annual installments of $500,000 over the next three years to the extent aggregate gross revenue is in excess of a predetermined amount. The results of operations of The Credit Network Trust will be included within the Background Screening Services Group subsequent to the date of acquisition.

     On April 7, 2004, Kroll acquired Quality Credit Corporation, a mortgage credit reporting company, for a purchase price of $1.2 million in cash. In addition, Kroll issued a note for $1.0 million, which accrues interest at 6% per year and is payable over three years. The results of operations of Quality Credit Corporation will be included within the Background Screening Services Group subsequent to the date of acquisition.

     On May 14, 2004, Kroll acquired Quorum Litigation Services LLC (“Quorum”), which provides paper document scanning and coding services, for a purchase price of $39.0 million in cash. The results of operations of Quorum will be included within the Technology Services Group subsequent to the date of acquisition.

     On May 18, 2004, Kroll Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marsh & McLennan Companies, Inc. (“MMC”) and King Merger Corp. (“Merger Sub”), a wholly-owned subsidiary of MMC, pursuant to which Merger Sub will be merged with and into Kroll and Kroll will become a wholly-owned subsidiary of MMC. In the merger, each outstanding share of Kroll common stock will be converted into the right to receive $37 in cash. All outstanding stock options, whether vested or unvested, will be converted into the right to receive, for each option, a cash payment equal to $37 less the exercise price of the option, subject to certain exceptions as described in the Merger Agreement. Completion of the merger is subject to receipt of the approval of Kroll’s stockholders and certain regulatory authorities and other customary closing conditions set forth in the Merger Agreement.

SERVICES

     Kroll’s services are divided into four major service categories or segments. The following table presents the aggregate net sales for each segment for the periods indicated.

	Years Ended December 31,
	2003	2002	2001
Net Sales:
Corporate Advisory and Restructuring Services	$160,110	$71,386	$30,751
Consulting Services	164,071	132,060	130,255
Technology Services	83,273	36,438	4,380
Background Screening Services	78,022	44,364	35,672

	$485,476	$284,248	$201,058

     For a summary of Kroll’s net sales, gross profit, operating income (loss) and identifiable assets for each of its business segments, please see Note 22 of the Notes to Consolidated Financial Statements, included elsewhere in this Annual Report on Form 10-K. For a summary of Kroll’s domestic and international net sales, operating income (loss) and identifiable assets, please see Note 22 of the Notes to Consolidated Financial Statements.

Corporate Advisory and Restructuring Services Group

     Kroll acts both in an advisory capacity to, and as interim management of, financially troubled companies throughout North America and Europe and advises the various stakeholders involved in the reorganization process. In this context, Kroll provides corporate restructuring, operational turnaround services, strategic advisory services, financial crisis management and corporate finance services. Kroll’s international presence allows it to act as a single source provider for large-scale cross-border U.S. based bankruptcies and restructurings.

     Services

     Corporate Restructuring

     Kroll represents both debtors and creditors in bankruptcies, restructurings and other situations involving financially troubled companies. Kroll offers these services throughout North America and Europe. Kroll also acts as court appointed officers in bankruptcy and insolvency proceedings.

•	Debtor Representation – When advising a corporate debtor, Kroll works with the client’s management to assess the client’s financial condition and viability, and then structure and implement a business rehabilitation plan designed to increase the probability that the rehabilitation will be successful. The key factors influencing whether the process is implemented in or out of court are the need for and availability of financing, the relative concentration and size of claims, the extent of legal and contractual impediments and the types of products or services offered by the debtor. Kroll works toward reestablishing credibility to garner support for the reorganization process and a consensual reorganization and/or restructuring plan. Kroll has advised and assisted troubled companies to resolve virtually all critical reorganization process issues in both judicial and non-judicial reorganizations.

     In pursuing business rehabilitation efforts, Kroll works with management to structure and implement a realistic business plan for the client. Such plans typically involve asset sales and business divestitures, operations improvement and cost reduction, improved operational and financial controls and the normalization of external and internal relationships.

     If an out-of-court reorganization plan (a “workout”) appears unlikely, Kroll assesses the impact of a bankruptcy filing on the client’s financial condition and operating performance and seeks debtor-in-possession financing on the client’s behalf. If the client voluntarily files bankruptcy or is involuntarily forced into bankruptcy, Kroll will assist in managing the entire bankruptcy process, including structuring, negotiating with creditors and devising and implementing the plan of reorganization. Kroll also renders expert testimony in connection with the bankruptcy proceeding on such issues as business unit valuation and economic loss.

•	Creditor Representation – When assisting either secured or unsecured creditors, Kroll seeks to maximize amounts recovered by them from the debtor in either out-of-court or in-court proceedings. In a workout engagement, Kroll evaluates and monitors the quality and value of the collateral and any other assets available to the creditor, analyzes the debtor’s business plan and underlying cash flow projections and assesses the adequacy of the debtor’s financial reporting systems. Based on Kroll’s analysis, it then assesses the debtor’s viability and develops and evaluates a restructuring plan. In the event that an out-of-court workout is not feasible, Kroll assists creditors in deciding whether to provide debtor-in-possession financing, when working through the bankruptcy process, and in structuring and evaluating various reorganization plan alternatives.

     Operational Turnaround Services

     Kroll conducts a detailed review of the operations of its clients and assists in devising and implementing an operational plan that optimizes profits and cash flow. Kroll provides clients with assistance that enables them to identify and optimize their competitive advantages and thereby improve profits and cash flows to augment returns for creditors and increase shareholder values for debtors.

     Strategic Advisory Services

     Kroll assists companies in devising, reformulating and executing strategic plans that will assist in maximizing competitive strength, financial health and shareholder value.

     Financial Crisis Management

     Kroll provides crisis management services in which its teams perform senior management functions such as chief executive officer, chief operating officer, chief financial officer or chief restructuring officer within companies facing turnaround, financial restructuring and bankruptcy reorganization challenges.

     Corporate Finance Services

     Kroll assists clients in developing and implementing financial programs that are suitably aligned with the client’s needs. Kroll’s corporate finance services include assistance with and advice on debt and equity restructurings, financings, mergers and acquisitions, divestitures and capital raising.

     Kroll currently believes that its Corporate Advisory and Restructuring Services business in the United States will grow more slowly over the next few years as potential large restructuring assignments in the United States become fewer and the competition for those assignments increases. Kroll does not expect this business to be able to sustain its historical level of performance. A significant portion of the revenues of its corporate advisory and restructuring services business in the United States has been attributable to success fees from debtor representation in corporate restructurings. As a result of the expected slower growth in this business, Kroll expects the amount of success fees to decline.

     Clients

     The principal clients of Kroll’s Corporate Advisory and Restructuring Group include multinational corporations, institutional and other creditors, government agencies, lawyers, accountants, financial institutions, investors and stakeholders in troubled companies. Some of Kroll’s more notable engagements have included Enron Corp., Federal Mogul Corporation, Federated Department Stores, Sunbeam (now known as American Household Inc.), Laidlaw, Inc., Washington Group International, Inc., Polaroid Corporation, Morrison Knudsen Corporation, Pegasus Gold Inc., NationsRent West, Inc., and ICG Communications, Inc.

     Kroll’s corporate advisory and restructuring services are typically charged on an hourly basis as well as on a negotiated project, or fixed fee, basis. In addition, a significant portion of the Corporate Advisory and Restructuring Group’s sales each year has been attributable to success fees and a relatively small number of clients, which vary significantly from year to year.

     Competition

     Kroll’s Corporate Advisory and Restructuring Group faces competition from national and international accounting firms and specialist corporate recovery firms, such as FTI Consulting, Inc., Crossroads LLC, Alvarez & Marsal, LLC and AlixPartners LLC.

Consulting Services Group

     Kroll provides independent consulting services free from the audit conflicts experienced by major accounting firms. These consulting services include business and financial investigations, forensic accounting, business valuation, litigation consulting, due diligence, litigation intelligence, asset tracing and analysis, monitoring and special inquiries, market intelligence, intellectual property and infringement investigations, security architecture and design, corporate security consulting, emergency management and environmental services and protective services, operations and training.

     Services

     Business and Financial Investigations

     Kroll’s multi-disciplinary global team of professionals has backgrounds in law, law enforcement, intelligence and forensic accounting. These teams provide clients with the information and analysis necessary to make informed decisions about potential risks and suspected wrongdoing. Kroll’s investigative and fact-finding services are used by businesses, governments, non-profit institutions, law firms and individuals, and address issues as diverse as reputational threats, money laundering, organized crime and management malfeasance. Kroll’s fraud investigations services encompass civil and criminal fraud, employee fraud and theft, management fraud and theft, procurement fraud and the identification of secret commissions and kickbacks. Kroll has broad experience in detecting, investigating and assisting clients in asset tracing and recovery, security and internal control reviews and training on fraud awareness, prevention and related topics.

     Forensic Accounting

     Forensic accounting is the application of financial knowledge and skills, in conjunction with investigative strategies and techniques, to resolve, in a legally defensible manner, matters that are financial in nature. Kroll’s forensic and investigative accountants work with corporations, law firms, financial institutions, governments and individuals to assist them in successfully handling complex, high risk, financial and investigative situations. Kroll’s services include statutory and regulatory compliance, insurance claims and quantification of economic damages.

     Business Valuation

     Kroll provides business valuation services to corporations, individuals, financial institutions, government agencies, debtors, creditors and counsel on behalf of themselves or their clients in matters including mergers, acquisitions, asset divestitures, management buy-outs, expropriations, tax and corporate reorganizations, executive stock option valuations, intangible asset valuations, estate and gift tax, corporate reporting requirements, marital dissolution and commercial litigation such as breach of contract, partnership and shareholder disputes.

     Litigation Consulting

     Kroll provides litigation consulting services to outside counsel and in-house lawyers to assist them in the preparation and resolution of litigation or arbitration proceedings and in designing settlement strategies. These services include:

•	Expert Testimony. Kroll renders expert opinions at trial or in regulatory proceedings concerning proof of business facts, damage calculations and other matters. A number of Kroll’s senior staff members are experienced expert witnesses.

•	Expert Consultation. Kroll assists counsel to evaluate whether actionable conduct occurred and/or to develop an effective strategy for obtaining a favorable settlement or judgment in pending litigation.

•	Facilitation. Kroll assists disputants using alternative dispute resolution mechanisms, such as mediation or arbitration, in which the disputants, or the trier of fact, retain decision-making authority.

     Due Diligence

     Kroll helps its clients conduct in-depth investigations into prospective transactions to minimize risk and help ensure success. Without proper due diligence, businesses are exposed to an increased likelihood of financial losses and liabilities as well as injured reputations. Kroll provides comprehensive background information and intelligence in areas such as personal and business reputation, financial and operating history, verification of key representations, records of litigation, liens or judgments, environmental liabilities and other actual or potential problems.

     The due diligence and background information and analysis that Kroll furnishes are intended to be useful for lenders, underwriters, potential acquirers and other businesses concerned with assessing and attempting to minimize the risks related to critical financial and other business decisions. These services include pre-transaction intelligence, due diligence investigations, competitor intelligence and analysis, intelligence in contests for corporate control and market entry intelligence related to business partners, clients and critical vendors.

     Litigation Intelligence

     Kroll assists counsel in developing evidence to support a claim or defense, identifying and locating material witnesses, investigating adverse witnesses, process management, assessing the strategic goals and financial commitment of the opposition and helping to assess whether an adequate recovery can be obtained if a lawsuit is successful. Kroll’s wide-ranging information gathering can help businesses and legal strategists decide whether to sue, go to trial, or employ alternative dispute resolution and whether, and at what level, to negotiate a settlement.

     Asset Tracing and Analysis

     Kroll’s asset tracing services consist of tracing and locating assets anywhere in the world. This includes developing financial profiles and lifestyle assessments in connection with bankruptcy cases, loan defaults, internal investigations and other due diligence requests by clients. In many cases, Kroll has worked with trustees in bankruptcy and insolvency, creditors’ committees, bankers in out-of-court reorganization plans and restructuring departments and litigation and bankruptcy attorneys in conducting searches for concealed or undisclosed assets. In other contexts, clients may be interested in a financial profile or asset analysis of a person in connection with a potential business relationship, lawsuit or internal investigation. Kroll’s asset searching and analysis techniques can help clients to uncover assets and bring debtors to the negotiating table.

     Monitoring Services and Special Inquiries

     Kroll provides monitoring services to, and conducts special inquiries for, clients that require an independent fact finder to uncover and end fraud and implement systems that monitor compliance. Kroll’s lawyers, forensic accountants, investigators, analysts and industry experts seek to identify violations of federal or state regulatory requirements or corporate policies and consult with clients to establish systems to audit and ensure compliance with these regulatory requirements or policies. Kroll serves as an objective fact finder whose work product could be turned over to a questioning government regulator or a skeptical and vocal segment of the public.

     Market Intelligence

     Kroll applies its broad range of investigative and financial expertise to assist businesses in analyzing and evaluating market conditions, market opportunities and the competitive environment within their industries.

     Intellectual Property and Infringement Investigations

     Kroll’s investigators help to investigate and devise strategies to solve problems such as thefts of trade secrets, threats and hostile acts, gray market and counterfeit products and patent and trademark infringements. Kroll attempts to determine the source and extent of the problem, develop information about the parties responsible, minimize damage to the client and propose effective measures to prevent further losses.

     Security Architecture and Design

     Kroll provides comprehensive planning, engineering and design services that are customized to meet the requirements of clients for physical site protection. Kroll offers a wide range of technical services from master planning through construction, including facility review and threat assessment, security systems planning and design, architectural security recommendations, system specification and bid award assistance and installation and project management.

     Corporate Security Consulting

     Kroll offers a variety of consulting services to assist businesses in safeguarding their employees, clients, operations and premises and in meeting and managing unexpected crisis. These services include review of security policies and procedures, assessment and training of security staff, business continuity planning and exercises and response to product contamination.

     Emergency Management

     Kroll’s services include emergency management and homeland security counter-terrorism initiatives for government agencies, health care institutions and air, sea and rail transportation agencies. Kroll assists these clients with program planning, incident response and personnel training.

     Environmental Services

     Kroll offers comprehensive environmental due diligence and compliance assessments, environmental property assessments, Environment, Health and Safety management systems design and implementation, independent auditing and monitoring, environmental investigations and litigation support, environmental crisis management and remedial services, product safety and security, laboratory safety and security, biological, chemical and radiological threat assessment and monitoring.

     Protective Services, Operations and Training

     Kroll provides personal protection programs and training for law enforcement officials, military personnel and business executives. On a worldwide basis, Kroll’s security specialists can provide trained drivers, security escorts or full protective details for high-risk personnel. At Crucible, our training school in Fredericksburg, Virginia, Kroll provides training for defensive driving, surveillance detection, executive protection, close quarters combat and kidnap avoidance. Kroll’s personal security seminars are offered both at Crucible and at client sites.

     Clients

     Clients of Kroll’s Consulting Services Group include law firms, multinational corporations, financial institutions, government agencies, major architecture firms and commercial property owners, transportation authorities, shareholders, investors and individuals in a wide range of business sectors. Whether as direct clients or as sources of referral engagements, law firms form a significant element of Kroll’s client base for its Consulting Services Group. Kroll’s financial institution clients include many of the largest international investment banks, numerous commercial banks, insurance companies and other significant credit institutions. Many of these clients, particularly law firms, multinational corporations, government agencies and financial institutions, are also significant sources of business for Kroll’s Corporate Advisory and Restructuring and Technology Services Groups and, to a lesser extent, its Background Screening Group.

     Kroll’s consulting services are charged in one of three ways: (1) on an hourly basis, (2) on a negotiated project, or fixed fee, basis or (3) on a per service basis, a standard packaged price or a custom package of services, depending on the particular client’s preference. Security training is generally charged on a per course basis or on a custom priced arrangement. With respect to hourly assignments, Kroll generally charges for its services at varying rates, depending upon the type of service being provided, the knowledge, skill and experience of the individual professionals providing the service and the competition that exists in providing the service. Providing services on a fixed fee basis enhances the potential for higher profit margins. However, these arrangements can also result in unexpected losses on a particular project. Kroll believes that this risk is reduced by being spread over a number of fixed fee arrangements and through its contracting process that specifies the actual steps that are required to be performed for the fixed fee.

     Competition

     Kroll’s Consulting Services Group faces competition from local, regional, national and international accounting firms, forensic accounting, litigation support, investigative and security firms, guard companies, consultants and individual subcontractors and other specialist consulting firms, including the “Big Four” accounting firms, Navigant Consulting, Inc., Huron Consulting Group LLC, Standard & Poor’s, a division of The McGraw-Hill Companies Inc., Control Risks Group Limited, Vance International, Inc. and Securitas AB and its subsidiary, Pinkerton Consulting & Investigations, Inc.

Technology Services Group

     Kroll provides data recovery, electronic discovery and computer forensics services, along with related software solutions.

     Services

     Data Recovery

     Kroll recovers lost or corrupted data from virtually all operating systems and types of storage devices through a broad range of service solutions, including engineer assisted in-lab, on-site and remote data recovery services and do-it yourself software solutions.

     Recoveries are performed using one or more of Kroll’s proprietary data recovery tools and techniques. The final deliverable, recovered data, is provided in a number of ways depending on the type of service solution chosen by the client.

     Electronic Discovery

     Kroll conducts, manages and advises with respect to the collection, analysis and production of electronic documents and data within the legal discovery process. Kroll’s data collection process enables it to capture data from multiple business software applications, multiple geographic locations, email systems and IT platforms. Collection options range from consulting services and the use of Kroll’s data collection software, to the use of our data gathering experts, who work on-site to capture the data. Kroll’s collection experts have gathered data from thousands of global sites and have experience with virtually every hardware and software platform.

     Once data is collected, Kroll’s data analysis process helps clients to eliminate those electronic documents that are not responsive or relevant to discovery requests. The information generated from the collection and analysis phases is then delivered in the format best suited for each client’s case, including printed documents, litigation support software and electronic repository.

     Computer Forensics

     Kroll provides investigative resources to assist clients in matters such as collecting data from computers, logs, networks and other sources to facilitate investigations and tracing employees, competitors and others using internet bulletin boards to start rumors about stocks, to post trade secrets, or to conduct cyberterrorism. Kroll also helps clients track down web-based intellectual property thefts, counterfeit goods and criminals that use the internet to steal information or property and commit fraud.

     Using sophisticated forensic software, Kroll also helps clients access information recovered from hard drives and reconstruct computer data that may be introduced as evidence in legal proceedings. Because the data Kroll produces is often entered into evidence in court proceedings, Kroll follows carefully developed procedures that address security, authenticity and chain-of-custody of the original media.

     Kroll’s computer forensic experts retrieve data from virtually all storage and operating systems, including many antiquated systems. Kroll’s engineers can also often determine whether computer evidence was tampered with, altered, damaged or removed. Once data analysis is complete, Kroll’s computer forensic engineers work to support the client’s case with customized reports about the data collected and produced, providing data for affidavits or other pleadings and providing expert testimony and reports.

     Software

     In addition, Kroll continues to offer certain software utilities and other software solutions, such as our Disk Manager product, related to Kroll’s data recovery, electronic discovery and computer forensics offerings.

     Clients

     Kroll’s Technology Services Group provides data recovery services to clients ranging from Fortune 500 companies, governmental agencies and educational and financial institutions to small businesses and individuals. Kroll obtains clients through referral relationships with other services companies and corporate partners, including major computer manufacturers, who offer and promote Kroll’s services solutions to their clients. The principal client base for Kroll’s electronic discovery and computer forensics services are major U.S. law firms, which historically have been the clients of Kroll’s Consulting Services Group. Kroll utilizes its existing relationships with these major U.S. law firms and other clients of Kroll’s Consulting Services Group to market its technology services to those same clients. In addition, Kroll enjoys long-standing relationships with hard disk drive manufacturers that license its Disk Manager product.

     Kroll’s technology services are typically charged on a negotiated project, or fixed fee, basis depending on the type of service Kroll is retained to provide. In addition, Kroll typically charges its clients a per-page fee for each page of data that Kroll recovers in connection with its data recovery service. Kroll charges for its software solutions on a per unit basis.

     Competition

     Kroll’s Technology Services Group faces competition from small, independent service providers and technology companies, litigation support companies and printers that specialize in services similar to those that Kroll provides, including Applied Discovery Inc., Electronic Evidence Discovery, Inc., Daticon, Inc., Fios, Inc., IKON Office Solutions and Merrill. Kroll’s desktop utility software products compete with products offered by much larger companies such as Network Associates.

Background Screening Services Group

     Kroll provides employee and vendor background investigations, credit screening, substance abuse testing and identity fraud solutions.

     Services

     Employee and Vendor Background Investigations

     Kroll verifies job applicant background information for employers. The background investigations are made through the use of databases, independent contractors and other sources. Screening procedures include reviews of credit histories, reference checks, criminal and civil records, workers’ compensation histories and driving records, education and credential verification among others. Services also include identity theft prevention and investigation and compliance programs in regulated industries.

     Credit Screening

     Kroll provides a wide range of customized information services to assist businesses to make decisions for a wide range of credit and business purposes, such as whether to approve a mortgage or other loan, accept new tenants or enter into a business relationship. Kroll specializes in providing customized mortgage credit reports and other mortgage related services, such as credit scores and property valuations. Kroll gathers data from a wide range of sources, including the three major credit repositories, updates and analyzes that information and electronically presents and delivers its results in a manner customized to each customer’s decision-making process. Kroll also provides consumer and commercial credit reports and resident screening.

     Substance Abuse Testing

     Kroll owns and operates a state-of-the-art laboratory providing substance abuse testing services to corporate and institutional clients seeking to detect and deter the use of illegal drugs. The laboratory is certified by the federal Substance Abuse and Mental Health Services Administration to conduct substance abuse testing using forensic procedures required for legally defensible test results. Kroll’s substance abuse testing services also include assisting clients with the development of substance abuse testing programs, training client personnel, managing specimen collections, arranging for transportation of specimens to our laboratory, identifying trends in local and national drug use, interpreting test results and providing expert testimony concerning test results.

     Clients

     Clients of the Background Screening Group include a broad array of domestic and multinational corporations and financial institutions. Kroll’s background screening services are typically charged on a per service basis, a standard packaged price or a custom package of services, depending on the particular client’s preference.

     Competition

     Kroll’s Background Screening Group faces competition from other background checking companies that specialize in the services Kroll provides, including ChoicePoint Inc., Total Information Services, Inc., ADREM Profiles Inc., Trans Union LLC, Verifications Inc., Yale Associates, Inc., First Advantage Corporation, Equifax Inc. and First American Corporation.

ACQUISITION STRATEGY

     Kroll’s strategy to increase the size of its existing business is to grow internally and through select acquisitions. Kroll has made several acquisitions in the past and intends to continue to seek such acquisitions in the future. In executing its acquisition strategy, Kroll seeks to acquire profitable companies that increase the geographic scope of Kroll’s services and that augment Kroll’s services with similar or complementary products and services. For a discussion of risks related to Kroll’s acquisition strategy, see “Risk Factors” below.

MARKETING AND SALES

     Kroll’s services in its four business groups are marketed and sold by three different types of sales personnel, including senior professionals, full time sales and marketing staff and global sales managers. As of December 31, 2003, Kroll had 103 senior professional service providers, who are expected to provide marketing services; 277 full time sales and marketing employees, who work in regional markets; and 5 global sales managers, who market and sell all of Kroll’s varied services, both in the United States and abroad.

     Kroll relies principally on its senior professional service providers not only to service existing clients, but also to develop and market new business. Kroll obtains engagements from a client’s board of directors, executive officers and management and a variety of other corporate officials. Our senior professionals act as relationship managers for our major clients. A significant part of Kroll’s marketing efforts consists of maintaining and developing these personal relationships. Kroll’s full time regional sales and marketing staff coordinates local and regional sales and marketing efforts around the world. These sales and marketing efforts include direct client sales efforts as well as seminars, briefings, receptions, breakfast and lunch meetings, direct mail and selected advertising in trade and other journals. In addition to targeting new clients, Kroll’s marketing efforts also attempt to increase business with existing clients by increasing clients’ awareness of the range of services Kroll offers and by increasing the number of decision makers within a client’s organization who are aware of the range of Kroll’s services.

     A significant portion of the marketing for services offered by Kroll’s Technology Services Group involves general name recognition, repeat business, referrals from existing clients and third-party referral arrangements. Kroll has dedicated sales and marketing resources to develop referral relationships with other services companies and corporate partners, including major computer manufacturers, which offer and promote Kroll’s services solutions to their clients. Kroll also educates the law firm market about electronic discovery through its senior professionals and legal consultants that provide training on electronic discovery and computer forensics to leading law firms.

     Services offered by Kroll’s Background Screening Group are primarily marketed and sold through a full-time sales staff and independent contractors that work on a commission basis. These salespeople target corporations and other enterprises that have multiple locations but centralized decision-making.

     Although many of Kroll’s clients utilize these services on a periodic basis, comparatively few clients utilize Kroll’s services on a long-term continuing basis and the clients that account for a material percentage of net sales in any year may vary widely. Many of Kroll’s clients who use Kroll’s services on a periodic basis are obtained through referrals from existing clients.

SEASONALITY

     Although Kroll does have some long term contracts with its clients, its ability to generate sales is generally dependent upon obtaining many new projects each year, most of which are relatively short term. In addition, during the latter part of the fourth quarter of every year, Kroll’s business is generally impacted by fewer background screening and mortgage requests and fewer consulting assignments compared with other quarters within the year. Accordingly, period-to-period comparisons within a given year or between years should take this normal fluctuation into consideration.

EMPLOYEES

     As of December 31, 2003, Kroll had 2,416 full-time employees, of whom 282 were in sales and marketing, 712 were in operations, 848 were professional services providers and 574 performed general and administrative services. In addition, Kroll had 219 part-time employees. Of a total of 2,635 employees, 1,571 were located in the United States and 1,064 were located abroad.

     Kroll’s employees are not represented by a union and are not covered by any collective bargaining agreements. Kroll has not experienced any work stoppages or employee related slowdowns and believes that its relationship with its employees is satisfactory.

GOVERNMENT REGULATION

     Kroll’s business groups are subject to various federal, state, local and foreign laws and regulations. Two of Kroll’s subsidiaries hold private investigative licenses from, and their investigative activities are regulated by, state and local government agencies in various jurisdictions. Kroll also uses some data from outside sources, including data from third party vendors and various government and public records services, in performing its services, the use of which is regulated by certain laws and regulations. To date, applicable laws and regulations have not interfered materially with the manner in which Kroll obtains information and conducts its operations, including its access to data used in Kroll’s business. However, changes in these laws and regulations or the adoption of new laws or regulations, particularly those relating to privacy, could interfere with Kroll’s method of operations and access to data.

     Additionally, the laboratory of our substance abuse testing subsidiary, Kroll Laboratory Specialists, Inc., is certified on the federal level and licensed in a number of states. If the subsidiary’s certification were suspended or lost, Kroll would not be eligible to perform testing for various clients requiring this certification.

     Kroll believes that it currently conducts its activities and operations in substantial compliance with applicable governmental laws and regulations.

ENVIRONMENTAL MATTERS

     Kroll’s substance abuse testing laboratory located in Gretna, Louisiana and its Crucible training center in Fredericksburg, Virginia are subject to a number of environmental laws, regulations and ordinances governing activities that may have adverse environmental effects, such as discharges to air and water, as well as handling, storage and disposal practices for solid and hazardous materials. These laws also impose liability for the cost of remediation of, and damages resulting from, sites of past releases of hazardous materials. Kroll is not aware of any such matters as of December 31, 2003 and believes that it currently conducts its activities and operations in substantial compliance with applicable environmental laws.

RESEARCH AND DEVELOPMENT

     Expenditures for research and software development costs are expensed as incurred. Such costs related to the development of software products are required to be expensed until the point that technological feasibility and proven marketability of the product under development are established.

INTELLECTUAL PROPERTY AND PROPRIETARY INFORMATION

     Kroll relies on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions and patent and copyright laws to protect its proprietary rights in its products and technology. These measures may not be adequate to protect Kroll’s trade secrets and proprietary technology. As a result, unauthorized parties may copy or otherwise obtain and use Kroll’s products or technology. Kroll may not be able to detect all instances of infringement. Furthermore, Kroll may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of its rights may be ineffective in these countries. If Kroll must engage in litigation to defend and enforce its intellectual property rights, either in the United States or in other countries, Kroll could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any future attempt to enforce Kroll’s intellectual property rights might not be successful, might result in royalties that are less than the cost of such enforcement efforts, or might result in the loss of the intellectual property altogether. Even if Kroll succeeds in protecting its intellectual property, others may independently develop similar technologies or products that do not infringe on Kroll’s intellectual property.

RISK FACTORS

     You should carefully consider each of the following risks. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on Kroll’s business, financial condition or results of operations. In that case, the trading price of Kroll’s common stock could decline. The risks and uncertainties described below are not the only ones facing Kroll. Additional risks and uncertainties not presently known to Kroll or that it currently believes to be immaterial may also adversely affect Kroll’s business.

Kroll may not be able to develop or manage its internal growth.

     Growing Kroll’s existing businesses may strain its management, human resources and information systems. To manage its growth successfully, Kroll must add managers and employees and periodically update its operating, financial and other systems, procedures and controls. In addition, issues relating to new acquisitions may divert management’s attention from existing operations. Kroll also must effectively motivate, train and manage a larger professional staff. If Kroll fails to manage its growth effectively, its business could be materially adversely affected.

Kroll may not be able to effectively integrate the operations of Factual Data Corp. into its business.

     Kroll’s future success will depend on its ability to continue to consolidate and effectively integrate the operations of Factual Data Corp., which Kroll acquired on August 21, 2003, into its background screening business. Kroll cannot be sure that Factual Data will be successfully combined with its existing background screening business into a single business. If Kroll cannot successfully combine those operations, it may experience a material adverse effect on its business, financial condition or results of operations.

     The integration involves combining two companies that have previously operated separately. The integration process is complex and time consuming and involves a number of risks, including:

•	the diversion of management’s attention to the combining of operations;

•	difficulties in the combining of operations and systems, particularly sales and marketing organizations;

•	difficulties in the assimilation and retention of employees;

•	the need to coordinate geographically diverse operations;

•	challenges in keeping existing clients and obtaining new clients;

•	retooling and reprogramming equipment and information technology systems; and

•	potential adverse short-term effects on operating results.

     Because of difficulties in combining Factual Data’s operations, Kroll may not be able to realize the cost savings, revenue growth and other benefits it hopes to achieve from the acquisition. In addition, Kroll may be required to spend additional time or money on integration that would otherwise be spent on the development of our other businesses and services.

Kroll may not be able to implement its acquisition strategy.

     While Kroll has experience in identifying and integrating acquisitions, it may not be able to identify suitable acquisition candidates, obtain the capital necessary to pursue its acquisition strategy or complete acquisitions on satisfactory terms or at all. When companies are acquired, Kroll may not be able to integrate or manage these businesses to produce returns that justify its investment.

     A number of Kroll’s competitors have also adopted the strategy of expanding and diversifying through acquisitions. Kroll experiences competition in its effort to execute its acquisition strategy and expects the level of competition to increase. As a result, Kroll may be unable to continue to make acquisitions or may be forced to pay more for the companies it is able to acquire.

Kroll faces a number of risks in connection with its Zolfo Cooper subsidiary.

     The business of Kroll Zolfo Cooper, which Kroll acquired on September 5, 2002, constitutes a significant portion of its Corporate Advisory and Restructuring Services group. This business has grown rapidly in the last several years. This growth was, in part, attributable to worsening economic conditions in the U.S., major financial failures due to poor management and industry failures resulting in an increased number of large bankruptcies and restructurings that occurred during this period. Kroll currently believes that the Kroll Zolfo Cooper business will grow more slowly over the next few years as there will be fewer large restructuring assignments and the competition for those assignments will increase. Kroll does not expect Kroll Zolfo Cooper to be able to sustain its historical level of performance. If the demand for financial restructuring and turnaround services declines as a result of an improved economy or otherwise and there is no corresponding growth in demand for Kroll’s other services, Kroll’s business, operating results and financial condition may be materially adversely affected.

     Furthermore, the business of Kroll Zolfo Cooper is highly dependent upon Stephen Cooper, Michael France and Leonard LoBiondo, the three former principal owners of Kroll Zolfo Cooper, for the generation of new business as well as the retention of existing clients. The loss of their services could materially adversely affect Kroll’s business.

     A significant portion of Kroll Zolfo Cooper’s revenue each year has been attributable to success fees and a relatively small number of clients, which vary from year to year. In 2001, 2002 and 2003, Kroll Zolfo Cooper earned success fees of $8.6 million, $4.5 million and $20.9 million, respectively. The 2001 period and a portion of the 2002 period reflect activity of Zolfo Cooper prior to its acquisition by Kroll. Success fees are negotiated on a case-by-case basis, are payable upon the successful completion of stipulated events, such as a successful restructuring, and are usually agreed upon in advance in a fixed amount that is related to the size and complexity of a project and not the amount of time spent on the project. Payment of success fees earned by Kroll Zolfo Cooper in connection with pending bankruptcy cases is also subject to bankruptcy court approval. As a result of the expected slower growth in Kroll Zolfo Cooper’s business, Kroll expects the amount of success fees to decline. To the extent Kroll is unable to continue to earn success fees consistent with past levels due to competitive or other factors and cannot increase revenues from its other services, our business, operating results and financial condition may be materially adversely affected.

     Kroll Zolfo Cooper performed services for more than 80 clients in 2001, more than 73 clients in 2002 and more than 85 clients in 2003; however, in 2001, 2002 and 2003, 22%, 47% and 58%, respectively, of Kroll Zolfo Cooper’s consolidated revenue was derived from five clients. In one instance during 2001 and in two instances during 2002 and 2003, a single client accounted for more than 10% of Kroll Zolfo Cooper’s consolidated revenues for the applicable year. One client accounted for 19.6% and 23.8% of Kroll Zolfo Cooper’s consolidated revenue for 2002 and 2003, respectively. Another client accounted for 10.2% of Kroll Zolfo Cooper’s consolidated revenue for 2002 and a different client accounted for 18.6% of Kroll Zolfo Cooper’s consolidated revenue for 2003. If Kroll is unable to retain existing Corporate Advisory and Restructuring Services group clients and replace them in future years with new clients, its business may be materially adversely affected.

A decrease in demand for mortgage credit reports will likely decrease the earnings of Kroll Factual Data.

     The business of Kroll Factual Data, which Kroll acquired on August 21, 2003, constitutes a significant portion of Kroll’s Background Screening Services group. The primary service of Kroll Factual Data is the preparation of mortgage credit reports. The demand for this service depends primarily upon the level of home mortgage originations and refinancings and, to a lesser extent, the efforts of lenders to develop new, and monitor existing, credit relationships. Consumer demand for mortgage credit tends to vary because of interest rate fluctuations and general economic conditions, with demand tending to decrease during periods of economic contraction or rising interest rates. Because Kroll Factual Data is dependent on mortgage market activity, a downturn in the demand for mortgage credit reports would adversely affect our business, operating results and financial condition, particularly if Kroll were unable to control Kroll Factual Data’s costs, including labor and communication charges, during a period of reduced demand.

Kroll is highly dependent on executive management and other key employees.

     Kroll relies heavily on its executive management and key employees to provide services and for continued business development, including, in particular, Jules B. Kroll, its executive chairman of the board of directors, and Michael G. Cherkasky, its chief executive officer. Competition for these personnel is intense. Kroll has employment agreements which contain non-competition and non-solicitation provisions with most of its executive managers and senior managers in the Consulting Services and Corporate Advisory and Restructuring Services Groups and its key employees in its other service groups. Kroll also has non-solicitation agreements with many of its professional non-executive employees in its service groups. These agreements would be subject to enforcement by Kroll in the event any of these employees were to resign to join one of our competitors or to compete on his or her own. Kroll’s business could be materially adversely affected if a number of its executive managers, senior managers or key employees were to leave and if Kroll were unable to enforce the non-competition and non-solicitation agreements or to attract and retain qualified replacements.

Kroll’s success is largely dependent upon its ability to hire and retain skilled professionals.

     Competition for competent professionals, particularly for personnel with the specific skills necessary to perform the services that Kroll offers, is intense and has caused wages to increase at a rate greater than the general rate of inflation. Kroll’s professionals have varied specialties and backgrounds in such fields as law, accounting, law enforcement and engineering. A number of Kroll’s professionals have highly specialized skills or advanced degrees and many have legal training and experience. Kroll may not be successful in attracting, hiring and retaining qualified people at favorable rates or at all. If Kroll is unable to hire and retain skilled professionals, its business could be materially adversely affected.

Kroll’s professional reputation is critical to its business.

     As a company in a client service business, Kroll depends upon its reputation and the individual reputations of its senior professionals to obtain new client engagements. Kroll obtains a substantial number of new engagements from existing clients or through referrals from existing clients. Any factor that diminishes its reputation or the reputations of its senior professionals may make it more difficult for Kroll to compete successfully for new engagements or to retain existing clients and therefore could materially adversely affect Kroll’s business.

Competitive conditions could materially adversely affect Kroll’s business.

     The markets in which Kroll does, and intends to do, business are highly competitive with few barriers to entry. In most service areas in which Kroll operates, there is at least one competitor that is significantly larger or more established than Kroll is in the delivery of that particular service. Many of the national and international accounting and consulting firms, along with other companies such as FTI Consulting, Inc., Securitas AB and its subsidiary Pinkerton Consulting & Investigations, Inc., Alvarez & Marsal, AlixPartners, Control Risks Group Limited, Crossroads LLC, ChoicePoint, Inc. and Applied Discovery, Inc., provide consulting and other services similar to some of Kroll’s services. Some of these firms have indicated an interest in providing services similar to Kroll’s on a broader scale and may prove to be formidable competitors if they elect to devote the necessary resources to these competitive businesses. The national and international accounting and consulting firms have significantly larger financial and other resources than Kroll has and have long-established relationships with their clients, which also are likely to be clients or prospective clients of Kroll’s. In addition, large multinational security services providers have indicated an interest in expanding their services to include value-added services such as some of the risk mitigation services Kroll provides.

Kroll’s business varies from period to period.

     Kroll’s net sales and net income from year-to-year and period-to-period are not necessarily predictable and historically there has not been a consistent year-to-year pattern of growth. Period-to-period comparisons within a given year or between years may not be meaningful or indicative of operating results over a full fiscal year. The demand for many of Kroll’s services is affected by general economic conditions and the level of corporate acquisitions and other financial transactions; clients tend to reduce their reliance on these services during periods when there is a decline in those activities. Kroll’s Corporate Advisory and Restructuring Services group specializes in assisting companies that are financially distressed. This business is cyclical but counter to some of the other areas of Kroll’s business. Because of the nature of its Corporate Advisory and Restructuring Services group’s practice, once Kroll finishes an engagement with a debtor client, Kroll generally does not generate additional revenue from that client. A significant decline in revenue of the Corporate Advisory and Restructuring Services group could have a material adverse effect on Kroll’s business, results of operations and financial condition. In addition, Kroll’s operating results are affected by specific market conditions, including, among other risk factors discussed in this section, increased competition, the mix of services sold among our service offerings, our ability to control costs and the demand for our services. The timing of future acquisitions and the cost of integrating them may cause fluctuations in our operating results as well.

Kroll’s business depends on the protection of its intellectual property and proprietary information.

     Kroll relies on a combination of trade secret and trademark laws, confidentiality procedures, contractual provisions and patent and copyright laws to protect its proprietary rights in its products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use Kroll’s products or technology. Furthermore, Kroll may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protection of its rights may be ineffective in these countries. If Kroll must engage in litigation to defend and enforce its intellectual property rights, either domestically or in other countries, Kroll could face substantial costs and diversion of resources, regardless of the outcome of that litigation. Any future attempt by Kroll to enforce its intellectual property rights might not be successful, might result in royalties that are less than the cost of such enforcement efforts or might result in the loss of the intellectual property altogether. Even if Kroll succeeds in protecting its intellectual property, others may independently develop similar technologies or products that do not infringe on its intellectual property.

Kroll’s business outside the United States exposes it to numerous risks that, individually or together, could materially adversely affect its business.

     In addition to its U.S. facilities, Kroll has operations and assets in Argentina, Australia, Brazil, Canada, China, France, Germany, Hong Kong, India, Italy, Japan, Mexico, the Philippines, Russia, South Africa, Spain, Switzerland and the United Kingdom. Kroll also offers its services in other countries and seeks to increase its level of international business activity. Kroll’s international business exposes it to various risks. Currently, the most significant risks relate to regional economic downturns in Central and South America and in certain regions in Asia. Other risks of doing business outside the United States include exchange rate fluctuations, foreign currency restrictions, U.S. government-imposed prohibitions against offering services to specific countries, expropriation of assets, war, civil uprisings and riots, government instability, difficulties enforcing contracts under foreign legal systems and unanticipated taxes, duties or other governmental assessments. Any of these risks could result in a loss of business, significant unexpected write-offs of assets or other unexpected costs that could have a material adverse effect on Kroll’s business, results of operations and financial condition.

     In the past, Kroll has occasionally had difficulty in collecting significant accounts receivable for its services, particularly when the obligor was located in a foreign country.

Kroll’s credit facility contains restrictive covenants that may limit its liquidity and corporate activities.

     Kroll’s credit facility imposes operating and financial restrictions, including restrictions that limit its ability to:

•	pay dividends;

•	incur additional indebtedness;

•	create liens on its assets;

•	sell the capital stock or other assets of its subsidiaries;

•	make investments;

•	engage in mergers and acquisitions;

•	make capital expenditures; and

•	change the control of Kroll.

     These covenants could limit Kroll’s operational flexibility and restrict its ability to raise additional funds, if necessary, to finance operations, to pursue its acquisition strategy and to make principal and interest payments on its other debt. In addition, failure to comply with these operational and financial covenants could result in an event of default under the terms of the credit facility that, if not cured or waived, could result in amounts borrowed under the credit facility and other debt of Kroll becoming due and payable. The effect of these covenants, or Kroll’s failure to comply with them, could materially adversely affect its business, results of operations and financial condition.

If Kroll defaults under its credit facility, Kroll could forfeit its rights in its assets.

     Kroll has pledged substantially all of its assets and Kroll’s domestic subsidiaries have pledged substantially all of their assets as security to the lenders under its credit facility. A default under the credit facility, if not waived or cured, would permit the lenders to foreclose on the collateral and Kroll could lose its rights in the collateral, which would have a material adverse effect on its business.

Kroll may not be able to obtain additional financing when it needs it or on acceptable terms.

     There can be no assurance that Kroll’s available financing and anticipated cash flow from operations will be sufficient to meet all of its cash requirements. Kroll may also need additional capital in order to finance internal growth or pursue its acquisition strategy. Kroll may not be able to replace its credit facility at the time it becomes due. In addition, the terms of any alternate credit arrangement may restrict Kroll’s financial and operating flexibility. Kroll may also experience unexpected circumstances, including the occurrence of any of the risk factors discussed in this section, which may have a material adverse effect on its business, results of operations and financial condition.

     If Kroll requires additional capital, it may have to borrow funds under new credit facilities or issue equity, equity-related or debt securities. Raising additional funds in the future by issuing securities could adversely affect Kroll stockholders and negatively affect Kroll’s operating results. If Kroll raises additional capital through the issuance of debt securities, the holders of the debt securities will have a claim to Kroll’s assets that will have priority over any claim of its stockholders. The interest on these debt securities would increase Kroll’s costs and negatively impact Kroll’s operating results. Kroll may decide to sell additional shares of common stock or other equity securities to obtain additional capital. If Kroll sells more shares or issue securities convertible into or exchangeable for shares of its common stock, the price of its stock may decline significantly and the ownership of existing stockholders may be substantially diluted.

     Kroll cannot assure you that any required additional financing will be available or, if it is, whether it will be on acceptable terms. Kroll’s inability to obtain any needed financing, or the terms on which it may be available, could have a material adverse effect on its business.

Changes in government regulations and licensing requirements could have a material adverse effect on Kroll’s business.

     Kroll is subject to various federal, state, local and foreign laws and regulations. Two of its subsidiaries hold private investigative licenses from, and their investigative activities are regulated by, state and local government agencies in various jurisdictions. Kroll also uses some data from outside sources, including data from third party vendors and various government and public records services, in performing its services. The use of this data is regulated by certain laws and regulations. To date, applicable laws and regulations have not interfered materially with the manner in which Kroll obtains information and conducts its operations, including its access to data used in its business. However, changes in these laws and regulations or the adoption of new laws or regulations, particularly those relating to privacy, could interfere with Kroll’s method of operations and access to data and, as a result, materially adversely affect its business.

     Additionally, the laboratory of Kroll’s drug testing subsidiary, Laboratory Specialists of America, Inc., is certified on the federal level and licensed in a number of states. If this subsidiary’s certification were suspended or lost, it would not be eligible to perform testing for certain clients requiring this certification, which could materially adversely affect the drug testing services aspect of Kroll’s business.

Kroll’s drug testing services are performed at one location.

     Kroll’s drug testing services are performed at its laboratory facility located in Gretna, Louisiana. Should it be unable to use this facility for any reason, Kroll may be unable to provide drug-testing services, which could materially adversely affect its business, results of operations and financial condition.

Kroll may be subject to potentially significant liability claims.

     The nature of Kroll’s business exposes it to liability claims in instances in which Kroll’s clients suffer losses in spite of its efforts to mitigate their risks. Kroll maintains professional liability insurance with a policy aggregate limit of $50 million, including loss and claim expense. If one or more successful claims substantially exceeded Kroll’s coverage limits, it could have a material adverse effect on Kroll’s business.

     One of Kroll’s subsidiaries has been served with a $40 million (Cdn.) lawsuit in connection with a negligence claim. This subsidiary is being defended by its former insurance carrier, the Reliance Insurance Company. Reliance is in liquidation and has advised Kroll that any claim for damages or settlement greater than $25,000 (Cdn.) will be a claim in the liquidation on which distributions will be made as the liquidation progresses. Should this claim succeed and, if large enough (either alone or in combination with other claims), it could have a material adverse effect on Kroll’s financial condition. For more information, see “Legal Proceedings” in this Annual Report on Form 10-K.

     In addition, in the ordinary course of its business, Kroll is subject to claims of third parties, other than clients, alleging trespass, invasion of privacy, negligence and other tortious conduct by its investigators, consultants, professionals and other personnel, which are not covered by insurance. Although Kroll endeavors to minimize the risk of these claims, a substantial successful claim could have a material adverse effect on its financial condition.

Kroll’s business is subject to technological change.

     Kroll regularly develops solutions for its clients by using information technology, electronic document management techniques, the Internet and other state-of-the-art technologies. Many of these technologies have only recently emerged, will rapidly change and may become obsolete as new technologies appear. Kroll’s future success will depend upon the ability of its professionals to remain current with the rapid changes in the technologies Kroll uses in its business, to learn quickly to use new technologies as they emerge and to adapt its existing technologies and solutions and develop new technology-based solutions as appropriate. If Kroll’s professionals fail to do this, Kroll could be at a competitive disadvantage. Kroll’s competitors may gain exclusive access to improved technology, which also could put Kroll at a competitive disadvantage. Industry standards are constantly evolving and there may be changes in its clients’ or prospective clients’ preferences for technology solutions. If Kroll cannot adapt to these changes, its business may be materially adversely affected.

     In addition, the computer industry in which Kroll’s technology services group operates is characterized by rapid technological changes and frequent introductions of new enhanced products and Kroll’s technology services group must constantly adapt its data recovery techniques, its data recovery hardware and software tools and its commercial software products to keep pace with these technological changes. If Kroll cannot adapt to these changes, its business may be materially adversely affected.

Kroll’s certificate of incorporation and bylaws provide for the indemnification and exculpation of its directors and officers.

     Kroll’s certificate of incorporation and bylaws provide for indemnification of its directors and officers and, in addition, provide that a director of Kroll will not be personally liable to Kroll or its stockholders for monetary damages for breach of fiduciary duty as a director. However, a director will remain liable for any breach of the director’s duty of loyalty to Kroll or its stockholders, for unlawful payment of dividends or unlawful stock purchase or redemption, or for any transaction from which the director derived any improper personal benefit. In addition, pursuant to Kroll’s certificate of incorporation and the Delaware General Corporation Law, a director will remain liable for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law.

Kroll does not intend to pay dividends.

     Kroll intends to retain future earnings that may be generated from our operations, if any, to help finance the growth and development of its business, and Kroll does not plan to pay dividends to its stockholders for the foreseeable future. Furthermore, Kroll is prohibited from paying cash dividends by the terms of its credit facility.

Delaware law and Kroll’s certificate of incorporation, bylaws and debt instruments contain provisions that could deter an acquisition by a third party.

     Provisions contained in Delaware law and Kroll’s certificate of incorporation, bylaws and debt instruments could make it difficult for a third party to acquire Kroll. Kroll’s certificate of incorporation provides its board of directors with the authority to issue preferred stock without the approval of stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, may adversely affect the voting and other rights of the holders of Kroll’s capital stock and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. Kroll’s certificate of incorporation and bylaws contain the following provisions that may have an anti-takeover effect and may discourage, delay or prevent a takeover attempt that a stockholder might consider in its best interest. These provisions include:

•	the requirement that there be three classes of directors and that their terms be staggered;

•	the requirement that a stockholder comply with specified procedures, including advance written notice, before bringing matters, including the nomination of directors, before a stockholders’ meeting;

•	the specific denial of stockholders’ ability to take action by written consent; and

•	the restriction of the right to call special meetings of stockholders to only the chief executive officer or a majority of the board of directors pursuant to a board resolution.

     In addition, a change in control would be an event of default under Kroll’s credit facility and its 6% Convertible Senior Subordinated Notes. These events would add to the cost of an acquisition of Kroll, which could deter a third party from acquiring Kroll.